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                                                                     Exhibit 4.4

                           INVESTORS' RIGHTS AGREEMENT

     THIS INVESTORS' RIGHTS AGREEMENT (this "AGREEMENT"), dated October 6, 2004, is entered into by and among China Nepstar Chain Drugstore Ltd., an exempted company organized and existing under the laws of the Cayman Islands (the "COMPANY"), and each of the parties set forth in Schedule A (the "INVESTORS").

                                    RECITALS

     WHEREAS the parties hereto have entered into a certain Securities Purchase Agreement, dated October 6, 2004 (as the same may be amended from time to time, the "SECURITIES PURCHASE AGREEMENT"), pursuant to which the Investors are to invest in the Company by purchasing certain Series A-1 Preferred Shares, par value US$0.0001 per share (the "SERIES A-1 PREFERRED SHARES"), of the Company and certain Series A-2 Preferred Shares, par value US$0.0001 per share (together with the Series A-1 Preferred Shares, the "SERIES A PREFERRED SHARES"), of the Company;

     WHEREAS it is a condition precedent to the Investors' investment in the Company under the Securities Purchase Agreement that the Company enter into this Agreement;

     WHEREAS the Company seeks to induce the Investors to consummate their investment in the Company as contemplated in the Securities Purchase Agreement, and to such ends, seek to satisfy the conditions precedent to such investment by entering into this Agreement;

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises set forth above, the mutual covenants and agreements set forth herein and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1 INTERPRETATION

     1.1 Definitions. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the following meanings:

          "ACCOUNTING PRINCIPLES" shall mean International Financial Reporting Standards as promulgated from time to time by the IASB (including, without limitation, standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions thereof), together with the IASB's pronouncements thereon from time to time, all as consistently applied.

          "AGREEMENT" has the meaning ascribed thereto in the preamble hereto.

          "APPLICABLE SECURITIES LAW" means (i) with respect to any offering of securities in the United States of America, or any other act or omission within that jurisdiction, the securities law of the United States, including the Exchange Act and the Securities Act, and any applicable law of any State of the United States, and (ii) with respect to any offering of securities in any jurisdiction other than the United States of America, or any related act or

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     omission in that jurisdiction, the applicable laws of that jurisdiction.

     "CENTRE" has the meaning ascribed thereto in Section 8.3(c).

     "COMMISSION" means (i) with respect to any offering of securities in the United States of America, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act, and

(ii) with respect to any offering of securities in a jurisdiction other than the United States of America, the regulatory body of the jurisdiction with authority to supervise and regulate the sale of securities in that jurisdiction.

     "COMMON SHARES" means the common shares, par value US$0.0001 per share, of the Company.

     "COMMON SHARE EQUIVALENTS" means warrants, options and rights exercisable for Common Shares and instruments convertible or exchangeable for Common Shares.

     "COMPANY" has the meaning ascribed thereto in the preamble hereto.

     "CONTROL" means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

     "DISPUTE" has the meaning ascribed thereto in Section 8.3(a).

     "EQUITY SECURITIES" means any Common Shares or Common Share Equivalents.

     "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended.

     "FORM F-3" means Form F-3 promulgated by the Commission under the Securities Act or any substantially similar form then in effect.

     "FORM S-3" means Form S-3 promulgated by the Commission under the Securities Act or any substantially similar form then in effect.

     "GOVERNMENT ENTITY" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government.

     "GROUP COMPANY" means any Person that is not a natural Person and that is Controlled by the Company.

     "HOLDERS" means the Investors, together with the permitted transferees and assigns of any Holder.

     "IASB" means the International Accounting Standards Board.

     "INITIATING HOLDERS" means, with respect to a request duly made under
Section 2.1 or Section 2.2 to Register any Registrable Securities, the Holders initiating such request.

     "INVESTORS" has the meaning ascribed thereto in the preamble hereto.

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     "IPO" means a firm-commitment underwritten initial public offering of the
Company's Common Shares on the New York Stock Exchange, the Nasdaq Stock Market's National Market System, the Main Board of the Hong Kong Stock Exchange or any other exchange of the recognized international reputation and standing duly approved by the Company's Board of Directors.

     "LIABILITIES" means, with respect to any Person, liabilities owing by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

     "PERSON" means any natural person, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization or any other entity or organization.

     "QUALIFIED IPO" means an IPO that values the Company at no less than US$250,000,000 immediately prior to the IPO and that results in aggregate proceeds to the Company of US$50,000,000, net of Selling Expenses.

     "REGISTRATION" means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement, and the terms "REGISTER" and "REGISTERED" have meanings corellative with the foregoing.

     "REGISTRABLE SECURITIES" means (i) the Series A Preferred Shares, (ii) the Common Shares issuable or issued upon conversion of the Series A Preferred Shares, (iii) all Equity Securities which may be from time to time acquired by a Holder after the date hereof and (iv) any Equity Securities of the Company issued as (or issuable upon the conversion, exchange or exercise of any Common Share Equivalent) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i), (ii) and
(iii), excluding in all cases, however, any Equity Securities sold by a Person in a transaction other than an assignment pursuant to Section 6.4.

     "REGISTRATION STATEMENT" means a registration statement prepared on Forms S-1, S-2, S-3, F-1, F-2 or F-3 under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the United States.

     "SEC" means the Securities and Exchange Commission of the United States of America.

     "SECURITIES ACT" means the United States Securities Act of 1933, as amended.

     "SECURITIES PURCHASE AGREEMENT" has the meaning ascribed thereto in the recitals hereof.

     "SELLING EXPENSES" means, with respect to the issue or sale of any securities, any expenses payable directly or indirectly by the Company and any underwriting, brokerage or similar commissions, compensation, discounts or concessions paid or allowed by the Company in connection with such issue or sale.

     "SERIES A PREFERRED SHARES" has the meaning ascribed thereto in the recitals hereof.

     "SERIES A-1 PREFERRED SHARES" has the meaning ascribed thereto in the recitals hereof.

     "TAX RETURN" means any tax return, declaration, reports, estimates, claim for refund, claim for extension, information returns, or statements relating to Taxes, including any schedule or

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attachment thereto.

     "TAXES" means any national, provincial or local income, sales and use, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or any other type of tax, levy, assessment, custom duty or charge imposed by any Government Entity, any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any loss or Tax Liability incurred in connection with the determination, settlement or litigation of any Liability arising therefrom.

     "VIOLATION" has the meaning ascribed thereto in Section 5.1(a).

     1.2 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided, (i) the terms defined in Section 1 shall have the meanings assigned to them in Section 1 and include the plural as well as the singular,
(ii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Principles, (iii) all references in this Agreement to designated "Sections" and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, and (vi) all references in this Agreement to designated Schedules, Exhibits and Annexes are to the Schedules, Exhibits and Annexes attached to this Agreement unless explicitly stated otherwise.

     1.3 Intent. The terms of Section 2 through Section 6 of this Agreement are drafted primarily in contemplation of an offering of Common Shares in the United States of America. The parties recognize, however, the possibility that securities may be qualified or Registered in a jurisdiction other than the United States of America for offering to the public or that the Company might effect an offering in the United States of America in the form of American Depositary Receipts or American Depositary Shares. Accordingly,

(a) It is their intention that, whenever this Agreement refers to a law or institution of the United States of America but the parties wish to effectuate qualification or Registration in a different jurisdiction, reference in this Agreement to the laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable laws or institutions of the jurisdiction in question; and

(b) It is agreed that the Company will not undertake any listing of American Depositary Receipts, American Depositary Shares or any other security derivative of the Common Shares unless arrangements have been made satisfactory to a Holder Majority to ensure that the spirit and intent of this Agreement will be realized and that the Company is committed to take such actions as are necessary such that the Holders will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the United States of America as if the Company had listed Common Shares in lieu of such derivative securities.

SECTION 2 DEMAND REGISTRATION.

     2.1 Registration Other Than on Form F-3. Subject to the terms of this Agreement, Holders representing 10% or more in voting power of the then outstanding Registrable Securities may request the Company in writing to effect the Registration of Registrable Securities for which the

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reasonably anticipated aggregate price to the public, net of Selling Expenses, would exceed US$1,000,000. Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, and in any event within sixty (60) days of the receipt of such request, cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company's delivery of written notice, to be Registered and/or qualified for sale and distribution to the public in such jurisdictions as the Initiating Holders may reasonably request. The Company shall be obligated to effect no more than three
(3) Registrations pursuant to this Section 2.1.

     2.2 Registration on Form F-3. Subject to the terms of this Agreement, at any time after a Qualified IPO, Holders holding 10% or more in voting power of the then outstanding Registrable Securities may request the Company in writing to file a Registration Statement on Form F-3 or Form S-3 (or any successor form to Form F-3 or Form S-3, or any comparable form for Registration in a jurisdiction other than the United States) for a public offering of Registrable Securities for which the reasonably anticipated aggregate price to the public, net of Selling Expenses, would exceed US$1,000,000, and the Company is entitled to use Form F-3, Form S-3 or a comparable form to Register the requested Registrable Securities. Upon receipt of such a request the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, and in any event within sixty (60) days of the receipt of such request, cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company's delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdictions as the Initiating Holders may reasonably request. The Holders may at any time, and from time to time, require the Company to effect the Registration of Registrable Securities under this Section 2.2.

     2.3 Right of Deferral.

          (a) The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Section 2:

          (1) if, within ten (10) days of the receipt of any request of the Holders to Register any Registrable Securities under Section 2.1 or Section 2.2, the Company gives notice to the Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement with the Commission within sixty (60) days of receipt of that request (other than a registration of securities in a transaction under Rule 145 of the Securities Act or an offering solely to employees), provided that the Company is actively employing in good faith all reasonable efforts to cause that Registration Statement to become effective; or

          (2) within six (6) months immediately following the effective date of any Registration Statement pertaining to the securities of the Company (other than a registration of securities in a transaction under Rule 145 of the Securities Act or with respect to an employee benefit plan).

          (b) If, after receiving a request from Holders pursuant to Section 2.1 or Section 2.2 hereof, the Company furnishes to the Holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously and materially detrimental to the Company or its shareholders for a Registration

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Statement to be filed in the near future, then the Company shall have the right to defer such filing for a period of not to exceed sixty (60) days from the receipt of any request duly submitted by Holders under Section 2.1 or Section
2.2 to Register Registrable Securities; provided, however, that the Company shall not utilize this right more than once in any two (2) year period.

     2.4 Underwritten Offerings. If, in connection with a request to Register Registrable Securities under Section 2.1 or Section 2.2, the Initiating Holders seek to distribute such Registrable Securities in an underwriting, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Section 2.1 and Section 2.2. In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by Initiating Holders representing a majority in voting power of the Registrable Securities held by the Initiating Holders) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which underwriter or underwriters shall be reasonably acceptable to Initiating Holders representing a majority in voting power of the Registrable Securities held by the Initiating Holders). Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Equity Securities to be underwritten, the underwriters may exclude such number of Registrable Securities from the underwriting as required after excluding any other Equity Securities from the underwriting (including, without limitation, any Equity Securities which the Company may seek to include in the underwriting for its own account). If a limitation of the number of Registrable Securities is required pursuant to this Section 2.4, the number of Registrable Securities that may be included in the underwriting by selling Holders shall be allocated among such Holders, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which the Holders would otherwise be entitled to include in the Registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the Registration.

SECTION 3 PIGGYBACK REGISTRATIONS.

     3.1 Registration of the Company's Securities. Subject to Section 3.3, if the Company proposes to Register for its own account any of its Equity Securities in connection with the public offering of such securities, the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within twenty (20) days after delivery of such notice, the Company shall use commercially reasonable best efforts to include in such Registration any Registrable Securities thereby requested by such Holder. If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

     3.2 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein. The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 4.3.

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     3.3 Underwriting Requirements.

          (a) In connection with any offering involving an underwriting of the Company's Equity Securities, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 3 unless such Holder shall include such Registrable Securities in the underwriting and such Holder enters into an underwriting agreement in customary form with the underwriters selected by the Company and setting forth such terms for the underwriting as have been agreed upon between the Company and the underwriters. Subject to paragraph (b) below, in the event the underwriters advise Holders seeking Registration of Registrable Securities pursuant to this Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Equity Securities to be underwritten, the underwriters may exclude some or all Registrable Securities from the Registration and underwriting after excluding any other Equity Securities from the underwriting (other than any Equity Securities which the Company may seek to include in the underwriting for its own account), and the number of Equity Securities and Registrable Securities that may be included in the Registration and the underwriting shall be allocated (i) first, to the Company and (ii) thereafter, among the Holders requesting inclusion of their Registrable Securities in such Registration Statement in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which the Holders would otherwise be entitled to include in the Registration

          (b) Notwithstanding anything to the contrary in paragraph (a) above, in connection with the Registration and underwriting of any Equity Securities in respect of an IPO, in no event shall the underwriters exclude any Registrable Securities which Holders may seek to include in such Registration and underwriting if, after giving effect to such exclusion, Registrable Securities included in the Registration and underwriting would constitute less than 25% of the total Equity Securities to be Registered and underwritten.

          (c) If any Holder disapproves of the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least seven (7) days prior to the effective date of the Registration Statement. Any Registrable Securities excluded or withdrawn from the underwriting shall be withdrawn from the Registration.

     3.4 Exempt Transactions. The Company shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company stock plan, (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the laws of another jurisdiction, as applicable), or
(iii) on any form that does not include substantially the same information as would be required to be included in a Registration Statement covering the sale of the Registrable Securities.

SECTION 4 PROCEDURES.

     4.1 Registration Procedures and Obligations. Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as possible:

          (a) Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its commercially reasonable best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding a majority

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of the Registrable Securities Registered thereunder, keep the Registration
Statement effective;

          (b) Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Law with respect to the disposition of all securities covered by the Registration Statement;

          (c) Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Law, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

          (d) Use its commercially reasonable best efforts to Register and qualify the securities covered by the Registration Statement under the securities laws of any jurisdiction, as reasonably requested by the Holders, provided that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdiction, and provided further that in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, those expenses shall be payable pro rata by the holders of the securities to be qualified, based on the number of securities such holders shall respectively seek to so qualify;

          (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of the offering. Each shareholder participating in the underwriting shall also enter into and perform its obligations under such an agreement;

          (f) Notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Law or of the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

          (g) Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a CUSIP number for all those Registrable Securities, in each case not later than the effective date of the Registration;

          (h) Furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; and (ii) a comfort letter dated the date of the sale, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and

          (i) Take all reasonable action necessary to list the Registrable Securities on the primary exchange upon which the Company's securities are traded or, in connection with an IPO, the primary exchange upon which the Company's securities will be traded.

     4.2 Information From Holder. It shall be a condition precedent to the obligations of the

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Company to take any action pursuant to this Agreement with respect to the
Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder's Registrable Securities.

     4.3 Expenses of Registration. All expenses, other than Selling Expenses, incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, any selling Holders and underwriters, shall be borne by the Company. The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to Section 2.1 or Section 2.2 of this Agreement if the Registration request is subsequently withdrawn at the request of Holders representing a majority in voting power of the Registrable Securities to be Registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby Registered in the withdrawn Registration).

     4.4 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any Registration as the result of any controversy that may arise with respect to the interpretation or implementation of this Agreement.

SECTION 5 INDEMNIFICATION.

     5.1 Company Indemnity.

          (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, such Holder's officers, directors, shareholders, legal counsel and accountants, any underwriter (as defined in the Securities
Act) for such Holder and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter against any losses, claims, damages or liabilities (joint or several) to which they may become subject under laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a "VIOLATION"): (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws. The Company will reimburse each such Holder, underwriter or controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

          (b) The indemnity agreement contained in this Section 5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in sole reliance upon and in conformity with written information furnished expressly for use in connection with such Registration by any such Holder, underwriter or controlling Person.

          (c) With respect to any preliminary prospectus, the foregoing indemnity shall not inure to the benefit of any Holder or underwriter, or any Person controlling (within the meaning of the Securities Act) such Holder or underwriter, from whom the Person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such Person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such Person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

     5.2 Holder Indemnity.

          (a) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, its directors, officers, legal counsel and accountants, any underwriter, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements, omissions or violations, in each case to the extent (and only to the extent) that such statement, omission or violation occurs in sole reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such Registration: (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or (ii) the omission or alleged omission to state in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading. Such selling Holder will reimburse any Person intended to be indemnified pursuant to this Section 5.2, for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action.

          (b) The indemnity contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and in no event shall any indemnity under this Section 5.2 exceed the gross proceeds from the offering received by such Holder.

     5.3 Notice of Indemnification Claim. Promptly after receipt by an indemnified party under Section 5.1 or Section 5.2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under
Section 5.1 or Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this
Section 5.

     5.4 Contribution. If any indemnification provided for in Section 5.1 or
Section 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

     5.5 Underwriting Agreement. To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

     5.6 Survival. The obligations of the Company and Holders under this Section 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement, and otherwise.

SECTION 6 ADDITIONAL UNDERTAKINGS.

     6.1 Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Law that may at any time permit an Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States), the Company agrees to:

          (a) make and keep public information available, as those terms are understood and defined in Commission Rule 144 (or comparable provision under Applicable Securities Laws in any jurisdiction where the Company's securities are listed), at all times following ninety (90) days after the effective date of a Qualified IPO;

          (b) file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

          (c) at any time following ninety (60) days after the effective date of an initial public offering by the Company, promptly furnish to any Holder holding Registrable Securities, upon request (i) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company's securities are listed), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as may be filed by the Company with the Commission, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company's Securities are listed).

     6.2 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority in voting power of the Registrable Securities, enter into any agreement with any holder or prospective holder of any Equity Securities of the Company that would allow such holder or prospective holder (i) to include such securities in any Registration filed under Section 3, unless under the terms of such agreement such holder or prospective holder may include such Equity Securities in any such Registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (ii) to demand Registration of their securities.

     6.3 Termination of Registration Rights. Notwithstanding anything to the contrary in this Agreement, if (i) the Company obtains from the Commission a "no-action" letter in which the Commission indicated that it will take no action if, without Registration under the Securities Act or other Applicable Securities Laws, any Holder disposes of Registrable Securities covered by any request for Registration made under this Agreement in the specific manner in which the Holder proposes to dispose of Registrable Securities included in that request (including, without limitation, inclusion of the Registrable Securities in an underwriting initiated by either the Company or the Holders) and that the Registrable Securities may be sold to the public without Registration or (ii) in the opinion of counsel for the Company subject to concurrence by counsel for the Holder, no Registration under the Securities Act (or other Applicable Securities
Law) is required in connection with the disposition and that the Registrable Securities may be sold to the public without Registration, then the Registrable Securities included in the request for Registration, shall not be eligible for Registration under Section 2 with respect to the proposed disposition. Any Registrable Securities not so disposed of shall continue to be eligible for Registration in accordance with the terms of this Agreement with respect to other proposed dispositions to which this Section 6.3 does not apply.

     6.4 Assignment of Registration Rights. The right to cause the Company to Register Registrable Securities pursuant to this Agreement may be assigned by any Holder to a transferee or assignee of such securities, provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned;
(b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such transfer or assignment shall be effective only if immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under Applicable Securities Law. In the event of a transfer or assignment of Registrable Securities which does not satisfy the conditions set forth above, such securities shall no longer be deemed to constitute "Registrable Securities" for purposes of this Agreement.

     6.5 Exercise of Series A Preferred Shares. Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to Register Registrable Securities which, if constituting Common Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Common Shares prior to Registration.

SECTION 7 INFORMATION AND INSPECTION RIGHTS.

     7.1 Delivery of Financial Statements. The Company shall deliver to each
Holder:

          (a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, consolidated and consolidating income statements and statements of cash flows for the Company and the Group Companies for such fiscal year and consolidated and consolidating balance sheets for the Company and the Group Companies as of the end of the fiscal year, all prepared in accordance with the Accounting Principles, and audited and certified by independent certified public accountants of recognized international standing and reputation duly appointed by the Board of Directors to serve as the Company's auditors;

          (b) as soon as practicable, but in any event within 45 days after the end of each fiscal quarter of the Company, consolidated and consolidating unaudited income statements and statements of cash flows for the Company and the Group Companies for such fiscal quarter and consolidated and consolidating unaudited balance sheets for the Company and the Group Companies as of the end of such fiscal quarter, all prepared in accordance with the Accounting Principles;

          (c) as soon as practicable, but in any event within thirty (30) days of the end of each month, consolidated and consolidating unaudited income statements and statements of cash flows for the Company and the Group Companies for such month and consolidated and consolidating balance sheets for the Company and the Group Companies as of the end of such month, all prepared in accordance with the Accounting Principles;

          (d) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the succeeding fiscal year for the Company and the Group Companies, setting forth for each month during such succeeding fiscal year projected balance sheets, income statements and statements of cash flows;

          (e) as soon as practicable, but in any event within five (5) working days after providing such information to such other Person, copies of all other documents or other information sent to any other Person in such other Person's capacity as a shareholder of the Company or any Group Company;

          (f) as soon as practicable, but in any event at least fourteen (14) working days prior to such meeting, notices and agendas of any meeting of the Board of Directors of the Company or any Group Company; and

          (g) as soon as practicable, but in any event within thirty (30) days after such meeting, minutes of any meeting of the Board of Directors of the Company or any Group Company.

     7.2 Inspection. The Company shall permit each Holder, at such Holder's expense, to visit and inspect any of the properties and examine the books of account and records of the Company and the Group Companies and discuss the affairs, finances and accounts of the Company and the Group Companies with the directors, officers, employees, accountants, legal counsel and investment bankers of the Company and the Group Companies, all at such reasonable times as may be requested by the Holder. Without limiting the foregoing, the Company shall permit each Holder, at such Holder's expense, to inspect all Tax Returns for the Company and the Group Companies, together with all supporting materials or materials used in the preparation of such Tax Returns, and to discuss the Company's Tax policies with the directors, officers, employees, accountants, legal counsel and investment bankers of the Company and the Group Companies, all at such reasonable times as may be requested by the Holder.

     7.3 Termination of Information and Inspection Covenants. The covenants set forth in Section 7.1 and Section 7.2 shall terminate as to Holders and be of no further force or effect upon the earlier of (i) the closing of a Qualified IPO and (ii) such date as there shall cease to be any Series A Preferred Shares outstanding as a result of the redemption thereof or conversion thereof into Common Shares.

     7.4 Assignment. To the extent any Holder transfers any Series A Preferred Shares to any other Person, such Holder may assign its rights under this Section 7 to such Person.

SECTION 8 MISCELLANEOUS

     8.1 Binding Effect; Assignment. This Agreement shall be binding upon and shall be enforceable by each party, its successors and permitted assigns. No party hereto shall assign or transfer any Equity Securities it may hold in the Company unless the assignee or transferee thereof enters into a binding instrument, in form and substance reasonably satisfactory to Holders representing a majority in voting power of the Series A Preferred Shares then outstanding, pursuant to which such assignee or transferee agrees to be bound by the terms of this Agreement (but not necessarily to enjoy the rights hereunder) as if it were a "Holder" and otherwise a party hereto. Except as otherwise explicitly provided in this Agreement, none of the parties shall assign any of its rights or obligations hereunder without the prior written approval of the other parties hereto.

     8.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Hong Kong Special Administrative Region, without regard to conflicts of laws principles thereunder; provided that Section 5 shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereunder.

     8.3 Dispute Resolution.

          (a) Any dispute, controversy or claim (each, a "DISPUTE") arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved at the first instance through consultation between the parties to such

Dispute. Such consultation shall begin immediately after any party has delivered written notice to any other party to the Dispute requesting such consultation.

          (b) If the Dispute is not resolved within sixty (60) days following the date on which such notice is given, the Dispute shall be submitted to arbitration upon the request of any party to the Dispute with notice to each other party to the Dispute (the "ARBITRATION NOTICE").

          (c) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the "CENTRE"). There shall be three (3) arbitrators. The claimants in the Dispute shall collectively choose one arbitrator, and the respondents shall collectively choose one arbitrator. The Secretary General of the Centre shall select the third arbitrator, who shall be qualified to practice law in the Hong Kong Special Administrative Region. If any of the members of the arbitral tribunal have not been appointed within thirty (30) days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of the Centre.

          (d) The arbitration proceedings shall be conducted in English and Chinese. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 8.3, including the provisions concerning the appointment of arbitrator, the provisions of this Section 8.3 shall prevail.

          (e) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

          (f) The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

          (g) The arbitrator shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive law of the Hong Kong Special Administrative Region and shall not apply any other substantive law; provided that any dispute submitted by the parties with respect to the provisions of Section 5 shall be decided strictly in accordance with the substantive law of the State of New York and shall not apply any other substantive law.

          (h) Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

          (i) During the course of the arbitration tribunal's adjudication of the dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

     8.4 Language. The governing version of this Agreement is the English language version. Any translation of this Agreement into Chinese or any other language is for the convenience of the parties hereto only.

     8.5 Amendments. Except as otherwise permitted herein, this Agreement and its provisions may be amended, changed, waived, discharged or terminated only by a writing signed by each of the parties hereto.

     8.6 Notices. All notices, claims, certificates, requests, demands and other communications under this Agreement shall be made in writing and shall be delivered to any party hereto by hand or sent by facsimile, or sent, postage prepaid, by reputable overnight courier services at the address given for such party on the signature pages hereof (or at such other address for such party as shall be specified by like notice), and shall be deemed given when so delivered by hand, or if sent by facsimile, upon receipt of a confirmed transmittal receipt, or if sent by overnight courier, five (5) calendar days after delivery to or pickup by the overnight courier service.

     8.7 Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party may reasonably request to give effect to the terms and intent of this Agreement.

     8.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral understandings or agreements.

     8.9 Severability. If any provision of this Agreement shall be held invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     8.10 Remedies Cumulative. The rights and remedies available under this Agreement or otherwise available shall be cumulative of all other rights and remedies and may be exercised successively.

     8.11 Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

              [The remainder of this page is intentionally blank.]

     IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

                                        CHINA NEPSTAR CHAIN DRUGSTORE LTD.


                                        By: /s/ Simin Zhang
                                            ------------------------------------
                                        Name: Simin Zhang
                                        Capacity: Director

                                        Address for notice:

                                        15th Floor, Tower A, Neptunus Building
                                        Nanyou Avenue, Nanshan District
                                        Shenzhen, Guangdong Province
                                        PRC 518054
                                        Attn: Simin Zhang
                                        Tel: 86-755-2664-9838-2801
                                        Fax: 86-755-2664-954

                                        GS CAPITAL PARTNERS 2000, L.P.

                                        By: GS Advisor 2000 L.L.C.
                                            Its General Partner


                                        By: /s/ David T. Y. Chou
                                            ------------------------------------
                                        Name: David T. Y. Chou
                                        Capacity: Power of Attorney

                                        Address for notice:

                                        68th Floor, Cheung Kong Center
                                        2 Queen's Road, Central
                                        Hong Kong, PRC
                                        Attn: David T. Y. Chou
                                        Tel: 852-2978-1151
                                        Fax: 852-2978-0440

                                        GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

                                        By: GS Advisors 2000 L.L.C.
                                            Its General Partner


                                        By: /s/ David T. Y. Chou
                                            ------------------------------------
                                        Name: David T. Y. Chou
                                        Capacity: Power of Attorney

                                        Address for notice:

                                        68th Floor, Cheung Kong Center
                                        2 Queen's Road, Central
                                        Hong Kong, PRC
                                        Attn: David T. Y. Chou
                                        Tel: 852-2978-1151
                                        Fax: 852-2978-0440

                                        GS CAPITAL PARTNERS 2000 GMBH &
                                        CO. BETEILIGUNGS KG

                                        By: Goldman Sachs Management GP GmbH
                                            Its General Partner


                                        By: /s/ David T. Y. Chou
                                            ------------------------------------
                                        Name: David T. Y. Chou
                                        Capacity: Power of Attorney

                                        Address for notice:

                                        68th Floor, Cheung Kong Center
                                        2 Queen's Road, Central
                                        Hong Kong, PRC
                                        Attn: David T. Y. Chou
                                        Tel: 852-2978-1151
                                        Fax: 852-2978-0440

                                        GS CAPITAL PARTNERS 2000
                                        EMPLOYEE FUND, L.P.

                                        By: GS Employee Funds 2000 GP, L.L.C.
                                            Its General Partner


                                        By: /s/ David T. Y. Chou
                                            ------------------------------------
                                        Name: David T. Y. Chou
                                        Capacity: Power of Attorney

                                        Address for notice:

                                        68th Floor, Cheung Kong Center
                                        2 Queen's Road, Central
                                        Hong Kong, PRC
                                        Attn: David T. Y. Chou
                                        Tel: 852-2978-1151
                                        Fax: 852-2978-0440

                                        GOLDMAN SACHS DIRECT INESTMENT
                                        FUND 2000, L.P.

                                        By: GS Employee Funds 2000 GP, L.L.C.
                                            Its General Partner


                                        By: /s/ David T. Y. Chou
                                            ------------------------------------
                                        Name: David T. Y. Chou
                                        Capacity: Power of Attorney

                                        Address for notice:

                                        68th Floor, Cheung Kong Center
                                        2 Queen's Road, Central
                                        Hong Kong, PRC
                                        Attn: David T. Y. Chou
                                        Tel: 852-2978-1151
                                        Fax: 852-2978-0440

                             SCHEDULE A - INVESTORS

1. GS Capital Partners 2000, L.P., a limited partnership organized and existing under the laws of the State of Delaware.

2. GS Capital Partners 2000 Offshore, L.P., a limited partnership organized and existing under the laws of the Cayman Islands.

3. GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, an entity organized and existing under the laws of Germany.

4. GS Capital Partners 2000 Employee Fund, L.P., a limited partnership organized and existing under the laws of the State of Delaware.

5. Goldman Sachs Direct Investment Fund 2000, L.P., a limited partnership organized and existing under the laws of the State of Delaware.